Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-160626 and 333-163996 on Form S-3  and Registration Statement No. 333-143275 and 333-44999 on Form S-8 of Ocwen Financial Corporation and subsidiaries (the “Company”) of our report dated February 28, 2011 relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of new accounting provisions with respect to consolidation of variable interest entities) and our report dated February 28, 2011 on the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the years ended December 31, 2010 and 2009.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
February 28, 2011